UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   November 19, 2014

PLASTIC2OIL, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52444	90-0822950
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20 Iroquois Street Niagara Falls, NY		14303
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (716) 278-0015

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(1)

Section 1 – Registrant’s Business and Operations

Item 1.01   Entry into a Material Definitive Agreement.

On November 19, 2014, Plastic2Oil, Inc., a Nevada corporation (the “Company”), entered into a Subscription Agreement (the “Purchase Agreement”) with Heddle Marine Service Inc. (the “Purchaser”), a company owned by Mr. Richard Heddle, the Company’s Chief Executive Officer and a member of the Company board of directors, pursuant to which, on November 19, 2014, the Company sold to the Purchaser in a private placement (the “Note Financing”) a $1 million principal amount 12% Secured Promissory Note due November 19, 2019 (the “Note”), together with a five-year warrant to purchase up to one million shares of the Company’s common stock at an exercise price of $0.12 per share (the “Warrant”). The gross proceeds to the Company were $1 million, of which approximately $465,000 was used to repay the outstanding balance of short-term loans made by Mr. Heddle to the Company, as reported in the Company’s most recent Quarterly Report on Form 10-Q.

In connection with the Note Financing, the Company and the Purchaser entered into certain agreements described below. Such agreements, with certain exceptions, are substantially identical to the transaction documents executed and delivered in the Company’s sale of like tenor 12% secured promissory notes to Mr. Heddle, personally, in the third quarter of 2013, as reported in the Company’s Current Report on Form 8-K dated August 29, 2013.

Purchase Agreement

The Purchase Agreement contains customary representations, warranties and covenants in connection with the sale and issuance of the Notes and Warrants, including without limitation, representations and warranties of the Purchaser as to its “accredited investor” status.

12% Secured Promissory Note

The Note issued by the Company bears interest at the rate of 12% per annum. All principal and interest on the Note is due and payable in full by the Company on November 19, 2019, the fifth anniversary of the issuance date. The Note may be prepaid in full or part at any time without penalty. Events of default under the Note include, without limitation, the failure to timely pay principal or interest when due and the commencement of a bankruptcy, liquidation or similar proceeding against the Company. The Company’s obligations under the Note are secured by a lien on substantially all of the assets of the Company and Plastic2Oil of NY#1, LLC and JBI RE #1, Inc., each a subsidiary of the Company.

Warrants

TheWarrant issued by the Company has a five year term, is exercisable immediately, and has an initial exercise price of $0.12 per share of common stock were granted to the Purchaser in connection with the shares of common stock issuance upon exercise of the Warrant.

Security Agreement

In connection with the Note Financing, the Purchaser was a made a party to that certain existing Security Agreement (the “Security Agreement”) by and among the Company, its subsidiaries named above, Mr. Heddle and Christiana Trust Company, as collateral agent, pursuant to which the Company and subsidiaries granted a security interest in favor of the collateral agent and for the benefit of the holders of the Company’s Notes in substantially all of the assets of such grantors. Following an event of default (as defined in the Note), the collateral agent will act with respect to the collateral securing the Notes at the direction of the holders of a majority of the aggregate principal amount of the outstanding Notes.

The foregoing summaries of the Note Financing, the securities to be issued in connection therewith, the Purchase Agreement, the Note, the Warrant and the Security Agreement (all of the foregoing are collectively referred to as the “Transaction Documents”), do not purport to be complete and are qualified in their entirety by reference to the actual Transaction Documents. Copies of the Purchase Agreement, the Note and the Warrant are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively, and the Security Agreement is incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K dated August 29, 2013. The Transaction Documents contain representations and warranties that the parties made solely for the benefit of each other, in the context of all of the terms and conditions of the Transaction Documents. Accordingly, other investors and stockholders of the Company may not rely on such representations and warranties. Furthermore, such representations and warranties are made only as of the date of the applicable Transaction Document. Information concerning the subject matter of such representations and warranties may change after the date of such Transaction Document, and any such changes may not be fully reflected in the Company’s reports or other filings with the Securities and Exchange Commission.

(2)

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures contained in Item 1.01 of this Report are incorporated herein by reference.

Section 3 — Securities and Trading Markets

Item 3.02   Unregistered Sales of Equity Securities.

In connection with the Note Financing described in Item 1.01, the Company agreed to issue the Note and Warrants described therein.  Such issuances were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder on the basis that the issuances did not involve a public offering and the Purchaser made certain representations to the Company in the Purchase Agreements, including without limitation, that the Purchaser was an “accredited investor” as defined in Rule 501 under the Act.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The exhibits required by this item are listed on the Exhibit Index hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Plastic2Oil, Inc.

November 19, 2014	By:	/S/Rahoul Banerjea
	Name:	Rahoul Banerjea
	Title:	Chief Financial Officer

(3)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Subscription Agreement.
10.2	12% Secured Promissory Note.
10.3	Warrant.